CT Investment Management Co., LLC
                          c/o Capital Trust, Inc.
                              410 Park Avenue
                                 14th Floor
                          New York, New York 10022

                                                         September 13, 2002

Atria, Inc.
501 South Fourth Avenue
Suite 140
Louisville, Kentucky 40202

Kapson Senior Quarters Corp.
C/oAtria, Inc.
501 South Fourth Avenue
Suite 140
Louisville, Kentucky 40202

RE:      MEZZANINE LOAN OF UP TO $30,000,000

Ladies and Gentlemen:

          Reference is hereby made to that certain term sheet attached hereto as Exhibit A (the "TERM SHEET") with respect to the referenced loan (the "LOAN"). All defined terms used in this commitment letter agreement, to the extent not defined herein, shall have the meaning set forth in the Term Sheet.

          Please be advised that the investment committee of CT Mezzanine Partners II LP (the "CT FUND") has approved the Loan under, and subject to, the terms and provisions provided in the Term Sheet. The Loan shall be closed and advanced by the CT Fund or a direct or indirect affiliate or subsidiary of the CT Fund (the "LENDER"), subject to the terms and conditions of the Term Sheet (including, without limitation, those terms and conditions relating to the deliverables required in connection with the
Loan) and also subject to the following:

          1. The payment to CT Investment Management Co., LLC ("CTIMCO") of an amount at the rate of 1% per annum in respect of the maximum committed amount of the Loan (i.e. $30,000,000) (the "UNFUNDED COMMITMENT FEE"). The Unfunded Commitment Fee shall be payable monthly in arrears on the first
(1st) day of each calendar month, shall be calculated separately for each calendar month or portion thereof between the date of Borrower's acceptance of this commitment letter agreement and the earlier to occur of the funding of the Loan or the termination of this commitment letter agreement (the earlier to occur of such dates being the "COMMITMENT TERMINATION DATE"). The Unfunded Commitment Fee shall be calculated on the basis of the actual number of days elapsed over a 360 day year. Notwithstanding anything to the contrary hereinabove provided, the final installment of the Unfunded Commitment Fee shall be payable on the Commitment Termination Date. Each installment of the Unfunded Commitment Fee shall be made by wire transfer of immediately available federal funds to the account of CTIMCO set forth on Exhibit B attached hereto. If the first (1st) day of any calendar month while this commitment letter agreement remains in effect shall not be a business day, then any installment of the Unfunded Commitment Fee shall be payable on the immediately preceding business day. The Unfunded Commitment Fee shall be deemed earned by CTIMCO upon execution of this commitment letter agreement by Borrower.

          2. Lender shall have received and approved (in its sole and absolute discretion) the following: (x) the loan documents for the Senior Financing, (y) the intercreditor agreement between Lender and the senior mortgage lender and (z) all diligence items described in the Term Sheet or otherwise reasonably required by Lender, including, without limitation, appraisals, franchise agreements (if any), evidence of compliance with laws and regulations applicable to assisted living facilities (including, without, limitation, permits, approvals, licensing and zoning), title commitments, surveys, lien searches, property and liability insurance, environmental reports, physical condition reports, credit reports, background check on borrower, organizational documentation, and diligence relating to the Venture Capital Operating Company requirements applicable to the Borrower. Lender and its counsel shall be provided with reasonable periods of time to review all items contemplated above.

          3. All instruments and documents required hereby or affecting the Properties, securing the Loan or relating to the capacity and authority of Borrower to take the Loan and the capacity and authority of Borrower, guarantors, indemnitors and other required persons, parties and entities to execute and deliver the Loan Documents and such other documents, instruments, certificates, opinions, assurances, consents and approvals as Lender or its counsel may request and all procedures connected therewith shall be subject to the approval, as to form and substance, of Lender, its New York counsel and local counsel, if any.

          4. The absence of (i) any material changes in the capital markets or financial markets, which, in the opinion of the CT Fund, would affect the suitability of the Loan as an investment for the CT Fund and (ii) any material adverse change with respect to the Borrower, the Properties, Atria, Kapson or the Fund.

          This commitment letter agreement may not be (i) assigned by Borrower without the consent of CTIMCO, which consent may be withheld in the sole and absolute discretion of CTIMCO or (ii) amended or modified except by an agreement in writing signed by Borrower and CTIMCO.

          If the foregoing is satisfactory, please indicate your acceptance of this commitment letter agreement and your agreement to take the Loan pursuant to the provisions of this commitment letter agreement by signing and returning a copy of this commitment letter agreement to Jeremy FitzGerald at Capital Trust, Inc. on or before September 20, 2002, otherwise this commitment letter agreement will, at the option of CTIMCO be of no effect. Unless otherwise agreed to in writing by Lender, this commitment letter agreement and the commitment contemplated herein shall expire and

Lender's obligations hereunder shall terminate if the Borrower's obligations are not satisfied and closing and funding do not occur on or before February 1, 2003.

                                            Very truly yours,

                                            CT Investment Management Co., LLC

                                            By: /s/ Jeremy FitzGerald
                                                -----------------------------
                                                  Jeremy FitzGerald
                                                   Vice President

Accepted and Agreed to
this     day of             , 2002
     ---        ------------


Atria 98 Mezz, LLC

By:       /s/ Mark D. Jessee
          -------------------------


Atria Assisted Living, Villa Ventura, LLC

By:       /s/ Mark D. Jessee
          -------------------------

Atria Assisted Living, Town Center, LLC

By:      /s/ Mark D. Jessee
          -------------------------

Kapson 98 Mezz, LLC

By:      /s/ Mark D. Jessee
          -------------------------

                                 EXHIBIT A

                                (Term Sheet)

                              ATRIA PORTFOLIO
                         PROPOSED $30 MILLION LOAN
                        FOR DISCUSSION PURPOSES ONLY

PROPERTIES                Collectively,  a portfolio of 30 assisted  living
                          facilities.

LENDER CT Mezzanine Partners II or an affiliate or subsidiary thereof, which qualifies as a "Qualified LFSRI Lender" (as such term is defined in the hereinafter defined "Senior Loan Agreement").

BORROWER Collectively, Atria 98 Mezz, LLC ("A98"), Kapson 98 Mezz, LLC ("K98"), Atria Assisted Living, Villa Ventura, LLC ("Villa Ventura LLC") and Atria Assisted Living, Town Center, LLC ("Town Center LLC"). Each entity comprising Borrower and its respective managing member / general partner of Borrower shall be special - purpose bankruptcy remote entities which collectively own 100% of the equity interests in the owners of the Properties. The Borrower ownership structure is attached as Schedule A.

LOAN AMOUNT               $30 million maximum.

COLLATERAL                The Loan will be secured by: (i) a pledge of 100%
                          of   the   equity   interests   in   the   direct
                          subsidiaries   of  both   A98  and   K98,   which
                          subsidiaries  are the  owners  of the  Properties
                          other    than    the     Mortgaged     Properties
                          (collectively,  the "Non-Mortgaged  Properties"),
                          (ii) first  mortgage  liens  encumbering  the fee
                          simple interests in Villa Ventura and Town Center
                          (collectively, the "Mortgaged Properties"), (iii)
                          a perfected lien in all cash management accounts,
                          escrows,  letters of credit,  as applicable,  and
                          reserves,  which lien shall,  with respect to the
                          Mortgaged Properties, constitute a first priority
                          lien and which lien  shall,  with  respect to the
                          Non-Mortgaged   Properties  constitute  a  second
                          priority lien,  subject and  subordinate  only to
                          the lien of the  Senior  Lender  pursuant  to the
                          Senior  Financing,  (iv) the  joint  and  several
                          Guarantees of payment from Atria, Inc. ("Atria"),
                          Kapson Senior  Quarters  Corp.  ("Kapson") and LF
                          Strategic  Realty Investors II L.P. ("LFSRI II"),
                          LFSRI  II-CADIM   Alternative   Partnership  L.P.
                          ("CADIM")  and LFSRI II  Alternative  Partnership
                          L.P. ("LFSRI II Alternative"; LFSRI II, CADIM and
                          LFSRI  II  Alternative  are   collectively,   the
                          "Fund"),    and   (v)   such   other   collateral
                          customarily  found in comparable  transactions as
                          may  be  specified  in  the  Loan  Documentation.
                          Borrower,  Atria and  Kapson  shall  execute  and
                          deliver  to  the  Lender  a  joint  and   several
                          environmental      indemnification      agreement
                          containing Lender's customary terms and otherwise
                          in  form  and  substance   satisfactory   in  all
                          respects to Lender and its counsel.


GUARANTEES                Atria,  Kapson and the Fund shall fully guarantee
                          principal,  interest and other payments due under
                          the Loan  (the  "Fund  Guarantee").  Lender  will
                          release the  guarantee of the Fund when an equity
                          participation  feature  in  the  Fund's  Assisted
                          Living  Investments  is  mutually  agreed upon by
                          Borrower   and   Lender.   The   Loan   will   be
                          cross-defaulted to other recourse debt of Atria and Kapson other than debt (i) as set forth on Schedule B attached hereto or (ii) having an aggregate principal amount less than $1,000,000.

FUND COVENANTS            Unless the Fund  Guarantee is released by Lender,
                          the Net Cash Flow (as such term is defined in the
                          hereinafter  defined  "CTMP  II Loan  Agreement")
                          with respect to any Fiscal  Quarter (as such term
                          is defined in the CTMP II Loan  Agreement)  shall
                          not be less than  $5,000,000,  subject to Section
                          2.6(b)(3) of the CTMP II Loan Agreement.  The Net
                          Equity Value (as such term is defined in the CTMP
                          II Loan Agreement) shall at all times be equal to
                          or in excess of $200,000,000,  subject to Section
                          2.6(b)(3)   of  the   CTMP  II  Loan   Agreement.
                          Notwithstanding the foregoing and notwithstanding anything to the contrary contained in the CTMP II
                          Loan Agreement, (i) the Net Cash Flow calculation under the Loan contemplated hereby shall be exclusive of interest, principal payment and dividends paid by Atria and Kapson and (ii) the Net Equity Value calculation under the Loan contemplated hereby shall be exclusive of any carry value attributable to the Fund's direct or indirect interest in Atria and Kapson. The term
                          "CTMP II Loan Agreement" as used herein shall mean that certain Loan Agreement dated as of July
                          11,  2002 by and  among  LFSRI II SPV REIT  Corp.
                          ("SPV  Corp."),  Senior  Quarters  Funding  Corp.
                          ("Senior Quarters") and CTMP II FC LF (MS) ("CTMP
                          II"). The foregoing Fund covenants shall be explicitly set forth in the loan documentation and, for the avoidance of doubt, shall survive the repayment of the CTMP II Loan (as hereinafter defined).

USE OF PROCEEDS           To repay the $30 million Fund loan to Atria.  The
                          Fund will in turn repay $30 million of the $65 million loan made by CTMP II to SPV Corp. and Senior Quarters (the "CTMP II Loan").

ORIGINAL MATURITY         July 2005.

EXTENSIONS                Borrower  shall  have the  option,  upon  written
                          notice  not more than (90)  ninety  days prior to
                          the then-maturity date of the Loan, to extend the
                          term of the Loan for two one-year  periods (which
                          extension must be exercised consecutively but not
                          concurrently)    subject    to   the    following
                          conditions:  (i) payment of the  Extension Fee of
                          0.5%  per  extension,  (ii) no  Material  Adverse
                          Change,  (iii) no default shall exist at the time
                          of  extension,   (iv)  all   representations  and
                          warranties  are made current as of the  effective
                          date of each  extension,  except for any  changes
                          thereto  that  constitute  changed  circumstances
                          that have  occurred  but have not  resulted  in a
                          breach by the Borrower of any covenant  under the
                          Loan  documents  (and provided that the condition
                          described   in  clause  (ii)   continues   to  be
                          satisfied),  (v) the Interest Rate Protection (as
                          defined  herein) is extended  to be  co-terminous
                          with the extended  maturity  date,  (vi) the debt
                          service  coverage  ratio for the first  extension
                          term  shall  be at  least  1.15:1  and  the  debt
                          service  coverage ratio for the second  extension
                          term shall be at least 1.2:1 and (vii) no default
                          beyond notice and applicable cure periods, if any
                          and no monetary or material  non-monetary default
                          exists   under   the   Senior    Financing    and
                          simultaneous  extension of the Senior  Financing.
                          For purposes of calculating the debt service coverage ratio contemplated by clause (vi) of the preceding sentence, (i) debt service under the Senior Financing will be calculated in accordance with the provision of the Senior Loan Agreement and (ii) debt service under the Loan will be calculated based upon an assumed LIBOR rate of 5% per annum.

UNFUNDED COMMITMENT FEE   1% per annum paid  monthly  until  commitment  is
                          either funded or terminated.

INTEREST RATE             FLOATING  - 30-day  LIBOR  plus 900 basis  points
                          subject to a LIBOR floor of 3%.

INTEREST PAYMENTS         Interest  is  payable  on the  first  day of each
                          month, in arrears, on an actual/360 day basis. A late fee of 5% of the payment amount is payable to lender on all past due amounts. The default interest rate will be 500 basis points over the applicable Interest Rate.

AMORTIZATION              Principal amortization due based on a twenty-five
                          (25) year amortization period and an assumed interest rate of 12.0% per annum.

TAX AND INSURANCE
RESERVES A real estate tax and insurance premium escrow for the Mortgaged Properties will be maintained by Borrower with Lender or its designee throughout the term of the Loan and shall be disbursed to cover the payment of real estate taxes and insurance premiums payable with respect to the Mortgaged Properties.

LOW DEBT
SERVICE RESERVE           If the  Adjusted  Property Net Cash Flow (as such
                          term is  defined in the  Senior  Loan  Agreement)
                          divided by the sum of (i) the outstanding balance
                          of the Loan and (ii) the  Senior  Financing  (the
                          "NOI  Yield")  is less  than  (1)  11.5%  for the
                          period   commencing   on  the  closing  date  and
                          terminating the earlier to occur of (y) the 9 month anniversary of the closing date and (z) the sale of both of the Mortgaged Properties or (2)
                          12% at any time thereafter, all cash flow after debt service will be swept into a Low Debt
                          Service Reserve as cash collateral. If the sweep continues for more than one quarter, all funds in the Low Debt Service Reserve will be applied to amortize the Loan. If the sweep is for one quarter only, any balance in the Low Debt Service
                          Reserve will be distributed to the Borrower when the NOI Yield exceeds 16% for 2 consecutive quarters. The sweep will cease when the NOI Yield exceeds 12% for 2 consecutive quarters. The sweep will cease if the Senior Lender is sweeping cash under the terms of the Senior Loan Agreement.

APPLICATION OF PROCEEDS
FROM SALE OF VILLA
VENTURA AND
TOWN CENTER               All net proceeds  from the sale of the  Mortgaged
                          Properties will be used to amortize the Loan to the extent necessary to establish an NOI Yield calculated after the paydown of 16%.

CLOSING By February 1, 2003, at which time the Lender's obligation to fund the Loan shall terminate.

ORIGINATION FEE           None

APPLICATION FEE           $100,000  non-refundable  in any  and  all  cases
                          unless   approval   of  the   Loan  by   Lender's
                          Investment Committee is not obtained, in which case the Application Fee shall be refunded less
                          Lender's due diligence costs.

CLOSING FEES AND
COSTS Borrower will pay all actual out-of-pocket due diligence costs and closing fees incurred by Lender in connection with the Loan including, but not limited to, legal, accounting, Third Party Reports, title insurance, insurance review costs, and financing costs regardless of whether or not the Loan closes.

INTEREST RATE PROTECTION  Borrower shall be required at closing to purchase an interest rate cap for the Loan that caps LIBOR at a maximum of 5% for the initial term of the Loan (through original maturity in July 2005). Such facility shall be purchased from a counter party acceptable to Lender in its sole discretion and shall be assigned to Lender as collateral for the Loan. Borrower shall extend or purchase a new interest rate cap on the same terms for any extended term beyond the original maturity of the Loan.

SENIOR FINANCING          $127.5  million   provided  by  Salomon  Brothers
                          Realty Corp. (the "Senior Lender"),  which Senior
                          Financing has been advanced pursuant to the terms
                          of a certain Loan Agreement  dated as of July 11,
                          2002 by and among the  borrowers  named  therein,
                          the  Senior  Lender  and  LaSalle  Bank  National
                          Association,  as  Collateral  Agent (the  "Senior
                          Loan    Agreement").    The    Loan    shall   be
                          cross-defaulted with the Senior Financing (but not vice-versa). Senior Lender must enter into an intercreditor agreement acceptable to Lender.

PROPERTY RELEASES/
SUBSTITUTIONS             The Loan  Agreement  will contain  allocated loan
                          amounts  for each of the  Properties.  Subject to
                          the   lockout   requirement,   the   release   of
                          individual   properties   may  be   permitted  in
                          connection  with a  permitted  Capital  Event (as
                          such  term  is  defined   in  the   Senior   Loan
                          Agreement)   based  on  payment  of  the  Minimum
                          Release Price (as hereinafter  defined)  therefor
                          provided   that  the  NOI  Yield  as   calculated
                          immediately after giving effect to such release is not less than the NOI Yield as calculated immediately prior to such release (and assuming satisfaction of payment of the required release price with respect to the Senior Financing). As used herein, the term "Minimum Release Price" shall mean an amount equal to 135% of the allocated loan amount set forth in the Loan documents; provided, however, that if the NOI
                          Yield is less than 16%, the Minimum Release Price shall be equal to 100% of the net proceeds of the Capital Event (but shall in no event be less than 135% of such allocated loan amount).

PREPAYMENT                The Loan will not be  prepayable  until July 2004
                          except  with  net  proceeds  from the sale of the
                          Mortgaged Properties.  Thereafter,  upon delivery
                          to  Lender of at least 30 days'  written  notice,
                          Borrower may prepay the Loan  without  penalty or
                          premium  (except as set forth herein);  provided,
                          however,  if such payment is made on a date other
                          than a scheduled interest payment date,  Borrower
                          shall be  responsible  for all costs and expenses
                          incurred  by  Lender  in  connection   with  such
                          prepayment.

CASH MANAGEMENT           Customary lock box and cash management provisions
                          will  be  required,   with  banks  acceptable  to
                          Lender.   Notwithstanding   the   foregoing,   in
                          connection with the Non-Mortgaged Properties, such provision shall be subject to the provisions of the Senior Financing.

ADDITIONAL FINANCING      None  permitted   (including   negative  pledges,
                          springing pledges,  present/springing assignments
                          of  excess   cash  flow  and/or   capital   event
                          proceeds) except the Senior Financing.

TRANSFERS                 Subject to compliance with the release provisions
                          contained in the Loan  documents,  except for the
                          Senior   Financing,   no   part  of  any  of  the
                          Properties   nor  any   interest  of  any  nature
                          whatsoever therein nor any interest of any nature
                          whatsoever  in  Borrower  shall in any  manner be
                          further encumbered,  sold, transferred,  assigned
                          or   conveyed,   or   permitted   to  be  further
                          encumbered,   sold,   transferred,   assigned  or
                          conveyed  without  the prior  written  consent of
                          Lender,    which   consent   in   any   and   all
                          circumstances  may be  withheld  in the  sole and
                          absolute  discretion of Lender.  The Loan may not
                          be assumed by  another  person,  party or entity.
                          Notwithstanding the foregoing,  such restrictions
                          on  transfer   shall  not  apply  to  pledges  or
                          permitted  transfers  of the  interests  of Atria
                          and/or   Kapson  (or  the   ownership   interests
                          therein) to the extent and only to the extent that such pledges or transfers constitute a Permitted LFSRI Pledge or a Permitted LFSRI
                          Transfer (as such terms are defined in the Senior
                          Loan Agreement), as the case may be.

THIRD PARTY REPORTS       Lender will require  certain  Third Party Reports
                          to be completed for the Properties, at Borrower's expense, prior to the funding of the Loan, including, but not limited to, (i) appraisals,
                          (ii) environmental,  (iii) engineering (including
                          ADA compliance),  (iv) earthquake,  (v) title and
                          (vi) surveys. Except as otherwise provided under the heading "Title Insurance/Survey", Lender will accept Third Party Reports prepared for the Non-Mortgaged Properties in connection with the Senior Financing provided that such Third Party
                          Reports are reasonably satisfactory to Lender and provided further that Lender receives from the providers of such Third Party Reports reliance letters in form and substance satisfactory to Lender.

PERMITS/APPROVALS
LICENSURE/COMPLIANCE      Lender will contract for a review of all permits,
                          approvals, licenses and requirements (including zoning requirements) for ongoing compliance. Such review must be satisfactory to Lender in its sole discretion.

TITLE INSURANCE / SURVEY  Borrower  shall purchase a UCC Eagle 9 Policy for the Non-Mortgaged Properties from First American Title Insurance Company (contact: Steve Napolitano, 800-437-1234). Borrower shall purchase a policy of mortgage title insurance insuring the lien of the mortgages on the Mortgaged Properties. Abstract companies which issue title insurance on behalf of title companies are not acceptable to Lender unless approved in writing. The policies described in this Section shall be on a form approved by Lender and shall be subject only to those exceptions as are approved by Lender and its counsel and shall contain affirmative insurance on such matters as Lender or its counsel may require.

                          For each of the Mortgaged Properties, Borrower shall deliver a current ALTA survey prepared and certified to Lender in conformance with Lender's survey requirements.

FINANCIAL REPORTING       Borrower   will  provide  to  Lender   (including
                          Lender's   servicer)   in  form   and   substance
                          reasonably acceptable to Lender on a monthly, quarterly and annual basis:

                          1. Financial statements for the Properties, in accordance with GAAP including a balance sheet, statement of revenues and expenses and statement of cash flow through the end of such period. The monthly, quarterly and annual reports shall be certified by Borrower and shall be provided not later than 10, 45 and 120 days, respectively, following the end of such periods. The annual statements must be audited by a "Big Four" accounting firm. Annual tax returns shall also be delivered to Lender as soon as available.

                          2. Quarterly rent rolls, occupancy reports, leasing reports, capital expenditure reports, as well as any other information that Lender may reasonably require.

                          3. Annual operating and capital budgets for the Properties not less than 30 days prior to the beginning of each calendar year.

VCOC COMPLIANCE           The  Loan  must  be  Venture  Capital   Operating
                          Company  compliant as determined by Lender in its
                          sole  and   absolute   discretion,   which  shall
                          include, among other things, an annual meeting with management to review the Properties and related matters.

ASSIGNMENT, PARTICIPATION
SALE AND SECURITIZATION   Lender shall have the right,  without the consent
                          of the Borrower, to assign, syndicate, sell, pledge, securitize or participate all or any portion of the Loan. Borrower agrees to cooperate in such assignment, syndication, pledge, sale, securitization or participation process.

BREAK-UP FEE              Upon  issuance  of a  commitment  by  Lender  and
                          Borrower's  acceptance  of the same (and provided
                          that  the   commitment  has  not  otherwise  been
                          terminated by Lender (other than as a result of a
                          willful   default  by  Borrower  or  any  of  its
                          affiliates)),  (i)  prior to  February  1,  2003,
                          Atria and/or the Borrower will not, and will not cause any affiliates (other than the Fund or any parent entities of the Fund) to, obtain any other debt financing secured, directly or indirectly, by interests in any of the Properties, with any party other than Lender and (ii) should the Borrower or any affiliate of Borrower breach or violate this section, Lender shall be entitled to a break-up fee equal to $1 million.

NOT A COMMITMENT          This Term Sheet does not  constitute a commitment
                          or a promise to commit or lend.

Please treat this letter as confidential. Neither the contents of this summary of terms nor its existence should be disclosed to any party other than the Borrower, employees, directors, officers, attorneys, accountants and financial advisors who shall also treat this information as confidential.